CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2006, relating to the consolidated financial statements and consolidated financial statement schedules of Ventiv Health, Inc., and management's report on the effectiveness of internal control over financial reporting, which expresses an unqualified opinion and includes an explanatory paragraph relating to the revision in the presentation of the statements of cash flows, appearing in the Annual Report on Form 10-K of Ventiv Health, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Parsippany, NJ
June 28, 2006